77Q.2. Any information called for by instructions to sub-item 77Q2.

BACAP Alternative Multi-Strategy Fund, LLC

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the
Funds Directors and officers and persons who own more than ten percent of the Funds outstanding interests and certain officers and directors of the Funds investment advisers (collectively, Section 16 reporting persons) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Fund interests.
Section 16 reporting persons are required by SEC regulations to furnish the Fund with copies of all
Section 16(a) forms they file. To the Funds knowledge, based solely on a review of the copies of such reports furnished to the Fund and on representations made, all Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them for the year ended
March 31, 2008 other than NB Funding Company, LLC which did not file form 3 or form 4 on a timely basis.